UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 28, 2011, Plains Exploration & Production Company (“PXP”) and Plains Offshore Operations Inc., a wholly owned subsidiary of PXP (“Plains Offshore”) entered into a securities purchase agreement, (the “Securities Purchase Agreement”), with Energy Fund XV, L.P., Energy Fund XV-A, L.P., Energy Fund XV-B, L.P. and Energy XV Blocker (Plains), LLC, all of whom are affiliated with EIG Global Energy Partners (collectively, the “EIG Funds”). Pursuant to the Securities Purchase Agreement, Plains Offshore will issue and sell to the EIG Funds, in a private placement transaction under Section 4(2) of the Securities Act of 1933, as amended, at an aggregate purchase price of $450 million (i) 450,000 shares of its 8.0% Convertible Preferred Stock, par value $0.001 per share and (ii) non-detachable warrants to purchase, in the aggregate, up to 9,121,000 shares of its common stock, par value $0.001 per share, with an exercise price of $20.00 per share. PXP will contribute, directly or indirectly through its subsidiaries, all right, title and interest of PXP in and to its oil and natural gas properties and assets located in the United States Gulf of Mexico in water depths of 500 feet or more, including the Lucius oil field and the Phobos prospect to Plains Offshore. The contribution by PXP is referred to as the “Deepwater Assets Contribution.” The transaction is expected to close in November 2011.

Item 9.01 Financial Statements and Exhibits

(b)(1) Pro forma financial information

PXP’s unaudited pro forma condensed consolidating balance sheet at September 30, 2011 and its unaudited pro forma condensed consolidating statements of income for the nine months ended September 30, 2011 and the year ended December 31, 2010 reflect the pro forma effects of the Deepwater Assets Contribution.

The update of this disclosure has no impact on PXP’s historical consolidated financial position, results of operations or cash flows. This Current Report on Form 8-K should be read in conjunction with PXP’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended September 30, 2011, as well as PXP’s other filings with the Securities and Exchange Commission.

(d)	Exhibits

99.1         Pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: November 16, 2011	/s/ Nancy I. Williams
Nancy I. Williams
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 99.1	Pro forma financial information.